Exhibit 99.1
Mainland Resources, Inc. 21 Waterway Avenue, Suite 300 The Woodlands, Texas 77380 info@mainlandresources.com
NEWS RELEASE _______________________________________________________________________

MAINLAND RESOURCES, INC. APPOINTS AMANDA MILLNER-FAIRBANKS TO
ITS ADVISORY COMMITTEE

HOUSTON, TX - April 9, 2010 - Mainland Resources, Inc. (the "Company") (OTCBB: MNLU, Frankfurt 5MN) has appointed Amanda Millner-Fairbanks to its Advisory Committee.

Amanda Millner-Fairbanks is currently the education editor at GOOD Magazine, a non-profit magazine and website promoting the efforts of individuals and businesses to bring positive change through individual and collaborative effort.

Ms. Millner-Fairbanks has worked in journalism since graduating from Columbia University. She began her career by working as an assistant to the executive producer for Brian Ross Investigative Unit at ABC News during the Democratic Convention of 2004.

Most recently, she worked in the editorial department of the New York Times, where she researched and authored articles on education. She was a contributor to the Washington Post Newsweek Interactive during 2007, producing and hosting a series of short profiles for video, podcast and print form.

Ms. Millner-Fairbanks worked at Newsweek for Special Projects while she interned for the publication in 2006. She has also taught in the New York City school system in the Teach for America Corps from 2003 through 2005.

Amanda Millner-Fairbanks holds a Master of Science in journalism (2006) and a Master of Arts in politics, both from the Graduate School of Journalism, Columbia University. She also holds a B.A. in Government (2003).

Mainland Resources, Inc. also announces that effective April 7, 2010, the Company has terminated its contract and planned on-line presence with AGORACOM Investor Relations.

About Mainland Resources, Inc.

Mainland Resources is a junior company engaged in the exploration and development of oil and gas resources. The Company's current initiatives are focused on the acquisition and development of leases in emerging gas regions with the potential for discoveries including the Haynesville shale.

Symbol:    MNLU - OTCBB, Symbol: 5MN; Frankfurt, WKN No.: A0ND6N
Contact:   Investor Relations (USA)
                 Toll-Free North America +1-877-662-3668

                 Investor Relations (Europe)
                 Tel. +49-69-7593-8408

NOTICE TO READERS- THIS NEWS RELEASE HAS BEEN PREPARED BY MANAGEMENT OF THE COMPANY WHO TAKES FULL RESPONSIBILITY FOR ITS CONTENTS. EACH OF FINRA, THE SEC AND THE BRITISH COLUMBIA SECURITIES COMMISSION NEITHER APPROVES NOR DISAPPROVES OF THE CONTENTS OF THIS NEWS RELEASE. THIS NEWS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.